STOCKHOLDERS' AGREEMENT


        THIS STOCKHOLDERS' AGREEMENT (the "Agreement") made and entered into this 31st day of January, 1998, by and among Sheldon Finkel, an adult individual residing at ______________________ New York, New York (the "Stockholder") and Mark Rubenstein an adult individual residing at at 29 Duer Place, Weehawken, New Jersey 07087 ("Rubenstein").

                                   WITNESSETH:

        WHEREAS, Stockholder owns 248,372 shares (the "Shares") of Common Stock in Global Telecommunication Solutions, Inc. ("GTS"), a Delaware corporation; and

        WHEREAS, following the completion of the Merger and Reorganization (the "Merger") of Centerpiece Communications, Inc. into a wholly owned subsidiary of GTS, Rubenstein will own approximately 401,284 Shares of Common Stock in GTS;

        WHEREAS, as a part of the merger and reorganization agreement (the "Merger Agreement"), the Stockholder has agreed, subject to the terms and conditions set forth herein, that Rubenstein shall be entitled, at his sole and exclusive option and expense, to participate in any private sale of Shares by Stockholder pursuant to the formula set forth herein; and

        WHEREAS, both Stockholder and Rubenstein acknowledge and agree that the rights being acquired by Rubenstein herein are material to Rubenstein's to the Merger Agreement and are in addition to any sales right Rubenstein may have under the Merger Agreement.

        NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is mutually agreed by and between the parties to this Agreement as follows:

        1.    RIGHT TO PARTICIPATE.

              (a) NOTICE. In the event Stockholder receives a bona fide offer to purchase all or any part of his Shares or proposes to sell all or any part of his Shares in a private transaction (the "Offer") from or to another person or entity (the "Offeror"), and Stockholder accepts such Offer, then Stockholder shall give written notice to Rubenstein of his intention to sell such Shares. Stockholder shall provide such notice at least fifteen (15) days prior to the closing of the sale and the notice shall include all relevant terms of the sale, including without limitation: (i) the name, address and telephone number of the Offeror, (ii) the date on which the proposed sale will occur, (iii) the number of shares being sold by Stockholder, (iv) a description of the consideration to be received for the shares which are the subject of the Offer, (v) all other material terms and conditions of sale and (vi) the proposed date for closing the sale.

               (b) TAG ALONG RIGHTS. Subject to the share limitation set forth in subsection (c) below, Rubenstein shall have the right to include shares of GTS Common Stock owned by him (and acquired as a part of the Merger) in the sale of Stockholder's Shares on the same terms and conditions to be received by the Stockholder. Rubenstein may exercise his right herein by providing written notice to the Stockholder within Five (5) days after the date he receives notice from Stockholder pursuant to subsection (a) above. In the event Rubenstein participates in any such sale, Rubenstein shall be responsible for all of his costs and expenses associated with his participation in such private sale.

               (c) EXTENT OF PARTICIPATION. During the first year following the date of this Agreement, Rubenstein shall have the right to sell one share of GTS Common Stock (acquired as a part of the Merger) for each two Shares being sold by Stockholder in any private transaction. During the second year of the Term of this Agreement, Rubenstein shall have the right to participate equally in any such private sale of Shares by the Stockholder by selling one share (acquired as a part of the Merger) for each share sold by the Stockholder.

               (d) OTHER SALES. Notwithstanding anything contained herein to the contrary, the Stockholder shall have the right, without any obligation to Rubenstein under this Agreement, to (i) sell all or any number of Shares on any nationally recognized exchange; (ii) convey Shares as a gift; (iii) transfer Shares to family members or to any entity controlled by a family member of Stockholder.

        3. TERM. The term of this Agreement shall commence on the date of this Agreement and shall continue for a period of two years after the date of this Agreement (the "Term").

        4. TERMINATION. This Agreement shall automatically terminate upon the occurrence of any one of the following events:

             (a)  By the mutual agreement of Rubenstein and Stockholder; or

By the dissolution and winding up of the Company; or

        In the event Rubenstein breaches a material term of the of the Merger Agreement; or

The expiration of the Term.

        5.   GENERAL PROVISIONS.

             (a) INTERPRETATION. This Agreement shall be considered as having been entered into in the State of New York, and shall be construed pursuant to the laws of the

State of New York. In case any one or more of the provisions of this Agreement or the application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof and any other application thereof shall in no way be affected or impaired. No provision of this Agreement shall be construed against a party because such party or its representatives drafted such provision.

             (b) NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent by Federal Express or similar reputable overnight courier service, to the addresses set forth below.


If to the Stockholder:      Shelly Finkel
                            60 East 42nd Street
                            New York, New York 10165

With a copy to:             Graubard Mollen & Miller
                            600 Third Avenue
                            New York, New York 10016
                            Attention: David Alan Miller, Esq.
                            Facsimile (212) 818-8881

If to Rubenstein:           Mark Rubenstein
                            29 Duer Place
                            Weehawken, New Jersey 07087
                            Marked "Personal and Confidential"

with a copy to:             Technology Law Group, LLC
                            5335 Wisconsin Avenue, NW
                            Suite 440
                            Washington, D.C. 20015
                            Attn: Neil S. Ende, Esq.
                            Facsimile: (202) 244-8257

with a copy to:             Shutts & Bowen, LLP
                            201 S. Biscayne Blvd.
                            Suite 1500
                            Miami, Florida 33131
                            Attn:  William G. McCullough, Esq.
                            Facsimile:  (305) 381-9982

Any notice hereunder shall be effective upon actual receipt by the party to whom it is addressed in accordance.

               (c) BINDING EFFECT. This Agreement is binding upon and inures to the benefit of the parties hereto, their respective successors and assigns.

               (e) FURTHER ACTIONS. Each of the parties shall take, such further actions as may be reasonably necessary to give effect to the terms of this Agreement.

               (f) AMENDMENT. This Agreement may be amended or altered only by an instrument in writing signed by all the parties hereto.

               (g) COUNTERPARTS. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document.

               (h) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in New York without reference to the choice of law principles. Each party hereby submits to the exclusive jurisdiction of the courts (city, state and federal) located in the County of New York, State of New York, for any action, proceeding or claim brought by any other party to enforce the provisions of this Agreement.

               (i) EXPENSES. All accounting, legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring those fees, costs and expenses.

               (j) SEVERABILITY. The invalidity or unenforceability of any one or more of the words, phrases, sentences, clauses, or sections contained in this Agreement shall not affect the validity or enforceability of the remaining provisions of this Agreement or any part of any provision, all of which are inserted conditionally on their being valid in law, and in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid or unenforceable, this Agreement shall be construed as if such invalid or unenforceable word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted or shall be enforced as nearly as possible according to their original terms and intent to eliminate any invalidity or unenforceability. If any invalidity or unenforceability is caused by the length of any period of time or the size of any area set forth in any part of this Agreement, the period of time or area, or both, shall be considered to be reduced to a period or area which would cure the invalidity or unenforceability.

               (k) ATTORNEY'S FEES. In the event of any litigation, including appeals, with regard to this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all reasonable fees, costs, and expenses of counsel (at pre-trial, trial and appellate levels).

               (l) ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties and supersedes all previous verbal and written agreements, representations or warranties of any kind made by or between the parties.

               (m) AUTHORITY AND CONSENTS. Each person executing below represents that he has the right, power, legal capacity, and authority to bind himself to perform the obligations under this Agreement and that no approvals or consents of any other person or entities are necessary.


        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above stated.


                                            RUBENSTEIN


                                            By:________________________________
                                                 Mark Rubenstein



                                            THE STOCKHOLDER


                                            By:________________________________
                                                 Sheldon Finkel